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EXHIBIT 10.3

AMENDED AND RESTATED

OMNIBUS AGREEMENT

 among

 PLAINS RESOURCES INC.

PLAINS ALL AMERICAN PIPELINE, L.P.

PLAINS MARKETING, L.P.

PLAINS PIPELINE, L.P.

 and

 PLAINS ALL AMERICAN GP LLC

TABLE OF CONTENTS

ARTICLE I Definitions	1
1.1 Definitions	1
ARTICLE II Business Opportunities	2
2.1 Restricted Businesses	2
2.2 Permitted Exceptions	2
2.3 Procedures	3
2.4 Termination	4
2.5 Scope of Restricted Business Prohibition	4
2.6 Enforcement	4
ARTICLE III Miscellaneous	5
3.1 Choice of Law; Submission to Jurisdiction	5
3.2 Notice	5
3.3 Entire Agreement; Supersedure	5
3.4 Effect of Waiver or Consent	5
3.5 Amendment or Modification	5
3.6 Assignment	5
3.7 Counterparts	5
3.8 Severability	5
3.9 Gender, Parts, Articles and Sections	6
3.10 Further Assurances	6
3.11 Withholding or Granting of Consent	6
3.12 U.S. Currency	6
3.13 Laws and Regulations	6
3.14 Negotiation of Rights of Limited Partners, Assignees, and Third Parties	6

i

AMENDED AND RESTATED OMNIBUS AGREEMENT

        THIS AMENDED AND RESTATED OMNIBUS AGREEMENT, dated as of July 23, 2004, among Plains Resources Inc., a Delaware corporation ("Plains Resources"), Plains All American Pipeline, L.P., a Delaware limited partnership (the "MLP"), Plains All American GP LLC, a Delaware corporation ("GP LLC"), Plains Marketing GP Inc., a Delaware corporation ("GP Inc."), Plains Marketing, L.P., a Texas limited partnership ("Operating OLP"), and Plains Pipeline, L.P., a Texas limited partnership ("Plains OLP" and, together with Operating OLP, the "OLPs") amends and restates that certain Omnibus Agreement dated as of November 23, 1998 among Plains Resources, Plains All American Inc., a Delaware corporation, the MLP and the predecessors to the OLPs.

R E C I T A L S:

        Plains Resources, the MLP, the OLPs and GP LLC, in its capacity as the general partner of the general partner of the MLP and GP Inc., in its capacity as the general partner of the OLPs, desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II of this Agreement, with respect to (a) those business opportunities that Plains Resources will not avail itself of during the Applicable Period unless each of the MLP and the OLPs has declined to engage in such business opportunity for its own account and (b) the procedures whereby such business opportunities are to be offered to the MLP and the OLPs and accepted or declined.

        In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

        1.1   Definitions.

          (a)   Capitalized terms used herein but not defined shall have the meanings given them in the MLP Agreement.

          (b)   As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For clarity, Plains Exploration & Production Company and Plains Resources are not Affiliates of each other for purposes of this Agreement.

          "Agreement" shall mean this Amended and Restated Omnibus Agreement, as it may be amended, modified, or supplemented from time to time.

          "Applicable Period" shall mean the period commencing on November 23, 1998 and terminating on the date on which no Plains Entity owns, directly or indirectly, an interest in the general partner of the MLP.

          "Conflicts Committee" shall have the meaning attributed to such term in the MLP Agreement.

          "General Partner" shall mean GP LLC and its successors as general partner of the general partner the MLP, unless the context otherwise requires.

          "LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement dated as of June 8, 2001, as amended September 16, 2003 and as may be amended from time to time.

          "Marketing Agreement" shall mean that Amended and Restated Crude Oil Marketing Agreement dated as of the date hereof among Plains Resources, Calumet Florida LLC and Operating OLP.

          "MLP Agreement" shall mean the Third Amended and Restated Agreement of Limited Partnership of the MLP, dated as of June 27, 2001, as amended on April 15, 2004, and as such agreement may be amended from time to time, to which reference is hereby made for all purposes of this Agreement.

          "Non-Affiliate Purchaser" shall have the meaning attributed to such term in Section 2.3.

          "Offer" shall have the meaning attributed to such term in Section 2.3.

          "Partnership Entities" shall mean the General Partner, the MLP, the OLPs and any Affiliate controlled by the General Partner, the MLP or the OLPs.

          "Partnership Group" shall mean the MLP, the OLPs and any subsidiary of any such entities.

          "Person" shall mean an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

          "Plains Entities" shall mean Plains Resources and any of its Affiliates, other than the Partnership Entities.

          "Restricted Business" shall have the meaning attributed to such term in Section 2.1.

          "Second Offer" shall have the meaning attributed to such term in Section 2.3.

ARTICLE II
Business Opportunities

        2.1   Restricted Businesses. During the Applicable Period, each of the Plains Entities shall be prohibited from engaging in or acquiring any business engaged in the following activities (a "Restricted Business"): (a) crude oil storage, terminalling and gathering activities in any state in the United States (except for Hawaii), the Outer Continental Shelf of the United States or any province or territory in Canada, for any Person other than a Plains Entity or Partnership Entity, (b) crude oil marketing activities, and (c) transportation of crude oil by pipeline in any state in the United States (except for Hawaii), the Outer Continental Shelf of the United States or any province or territory in Canada, for any Person other than a Plains Entity. A Restricted Business shall not include any activities required to be performed by a Plains Entity as the operator pursuant to any operating agreement entered into by such Plains Entity with respect to oil and gas properties owned jointly with other Persons.

        2.2   Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, a Plains Entity may engage in a Restricted Business under the following circumstances:

          (a)   The Restricted Business was engaged in by the Plains Entity on November 23, 1998.

          (b)   The Restricted Business is conducted pursuant to and in accordance with the terms of the Marketing Agreement or any other arrangement entered into with the MLP or either of the OLPs with the concurrence of the Conflicts Committee.

          (c)   The value of the assets acquired in a transaction that comprise a Restricted Business does not exceed $10 million, as determined by the Board of Directors of Plains Resources.

          (d)   (i) The value of the assets acquired in a transaction that comprise a Restricted Business exceed $10 million, as determined by the Board of Directors of Plains Resources and (ii) the General Partner (with the approval of the Conflicts Committee) has elected not to cause a member of the Partnership Group to pursue such opportunity in accordance with the procedures set forth in Section 2.3.

        2.3   Procedures. In the event that a Plains Entity acquires a Restricted Business comprised of assets valued in excess of $10 million, as determined by the Board of Directors of Plains Resources, then not later than 30 days after the consummation of the acquisition by such Plains Entity of the Restricted Business, such Plains Entity shall notify the General Partner of such purchase and offer the Partnership the opportunity to purchase such Restricted Business. As soon as practicable, but in any event, within 30 days after receipt of such notification, the General Partner shall notify the Plains Entity that either (i) the General Partner has elected, with the approval of the Conflicts Committee, not to cause a member of the Partnership Group to purchase such Restricted Business, in which event the Plains Entity shall be free to continue to engage in such Restricted Business, or (ii) the General Partner has elected to cause a member of the Partnership Group to purchase such Restricted Business, in which event the following procedures shall be followed:

          (a)   The Plains Entity shall submit a good faith offer to the General Partner to sell the Restricted Business (the "Offer") to any member of the Partnership Group on the terms and for the consideration stated in the Offer.

          (b)   The Plains Entity and the General Partner shall negotiate in good faith, for 60 days after receipt of such Offer by the General Partner, the terms on which the Restricted Business will be sold to a member of the Partnership Group. The Plains Entity shall provide all information concerning the business, operations and finances of such Restricted Business as may be reasonably requested by the General Partner.

            (i)    If the Plains Entity and the General Partner agree on such terms within 60 days after receipt by the General Partner of the Offer, a member of the Partnership Group shall purchase the Restricted Business on such terms as soon as commercially practicable after such agreement has been reached.

            (ii)   If the Plains Entity and the General Partner are unable to agree on the terms of a sale during such 60-day period, the Plains Entity shall attempt to sell the Restricted Business to a Person that is not an Affiliate of the Plains Entity (a "Non-Affiliate Purchaser") within nine months of the termination of such 60-day period. Any such sale to a Non-Affiliate Purchaser must be for a purchase price, as determined by the Board of Directors of Plains Resources, not less than 95% of the purchase price last offered by a member of the Partnership Group.

          (c)   If, after the expiration of such nine-month period, the Plains Entity has not sold the Restricted Business to a Non-Affiliate Purchaser, it shall submit another Offer (the "Second Offer") to the General Partner within seven days after the expiration of such nine-month period. The Plains Entity shall provide all information concerning the business, operations and finances of such Restricted Business as may be reasonably requested by the General Partner.

            (i)    If the General Partner, with the concurrence of the Conflicts Committee, elects not to cause a member of the Partnership Group to pursue the Second Offer, the Plains Entity shall be free to continue to engage in such Restricted Business.

            (ii)   If the General Partner shall elect to cause a member of the Partnership Group to purchase such Restricted Business, then the General Partner and the Plains Entity shall negotiate the terms of such purchase for 60 days. If the Plains Entity and the General Partner agree on such terms within 60 days after receipt by the General Partner of the Second Offer, a member of the Partnership Group shall purchase the Restricted Business on such terms as soon as commercially practicable after such agreement has been reached.

            (iii)  If during such 60-day period, no agreement has been reached between the Plains Entity and the General Partner or a member of the Partnership, the Plains Entity and the General Partner will engage an independent investment banking firm with a national reputation to determine the value of the Restricted Business. Such investment banking firm will determine the value of the Restricted Business within 30 days and furnish the Plains Entity and the General Partner its opinion of such value. The Plains Entity will pay the fees and expenses of such investment banking firm. Upon receipt of such opinion, the General Partner will have the option, subject to the approval of the Conflicts Committee, to (A) cause a member of the Partnership Group to purchase the Restricted Business for an amount equal to the value determined by such investment banking firm or (B) decline to purchase such Restricted Business, in which event the Plains Entity will be free to continue to engage in such Restricted Business.

        2.4   Termination. The provisions of this Article II may be terminated by Plains Resources upon a "Change of Control" of Plains Resources. A Change of Control of Plains Resources shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Plains Entities to any Person and its Affiliates unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Plains Entities; (ii) the consolidation or merger of Plains Resources with or into another Person pursuant to a transaction in which the outstanding Voting Stock of Plains Resources is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of Plains Resources is changed into or exchanged for Voting Stock of the surviving corporation or its parent and (b) the holders of the Voting Stock of Plains Resources immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation or its parent immediately after such transaction; and (iii) a "person" or "group" (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all Voting Stock of Plains Resources, then outstanding, except in a merger or consolidation which would not constitute a Change of Control under clause (ii) above. Notwithstanding any of the foregoing, the anticipated merger of an Affiliate of Vulcan Energy Corporation with Plains Resources will not constitute a Change of Control hereunder, and the survivor of such merger shall remain a party hereto with all rights and obligations hereunder.

        2.5   Scope of Restricted Business Prohibition. Except as restricted by this Article II (or by other agreement, including without limitation the LLC Agreement and the Partnership Agreement), each Plains Entity shall be free to engage in any business activity whatsoever, including those that may be in direct competition with any Partnership Entity. For clarity, any owner of equity interests in Plains Resources may make passive investments in the MLP's competitors; provided, however, that no such owner (nor any Plains Entity) shall directly or indirectly use any knowledge or confidential information it received through the ownership by a Plains Entity of a member interest in the General Partner or representation on the Board of Directors of the General Partner to compete, or to engage in or become interested financially in any person that competes, in a Restricted Business.

        2.6   Enforcement. The Plains Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Plains Entities of the covenants and agreements set forth in this Article II, and that any breach by the Plains Entities of the covenants and agreements set forth in Article II would result in irreparable injury to the Partnership Group. The Plains Entities further agree and acknowledge that any member of the Partnership Group may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin the Plains Entities from such breach, and consent to the issuance of injunctive relief hereunder.

ARTICLE III
Miscellaneous

        3.1   Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Harris County, Texas.

        3.2   Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below such party's signature to this Agreement, or at such other address as such party may stipulate to the other parties in the manner provided in this Section 3.2.

        3.3   Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

        3.4   Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

        3.5   Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto; provided, however, that the MLP and the OLPs may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an "Amendment" or an "Addendum" to this Agreement.

        3.6   Assignment. No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

        3.7   Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

        3.8   Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        3.9   Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Parts, Articles and Sections of this Agreement.

        3.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

        3.11 Withholding or Granting of Consent. Each party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

        3.12 U.S. Currency. All sums and amounts payable to or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

        3.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no party hereto shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to be in violation of any applicable law, statute, rule or regulation.

        3.14 Negotiation of Rights of Limited Partners, Assignees, and Third Parties. The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no Limited Partner, Assignee or other Person shall have the right, separate and apart from the MLP or the OLP, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on, and effective as of, the date first written above.

PLAINS RESOURCES INC.
By:	/s/ JOHN T. RAYMOND Name: John T. Raymond Title: President and Chief Executive Officer
Address for Notice:
700 Milam, Suite 3100 Houston, Texas 77002 Telecopy Number: (713) 654-1523
PLAINS ALL AMERICAN PIPELINE, L.P.
By: PLAINS AAP, L.P., its general partner
By: PLAINS ALL AMERICAN GP LLC, its general partner
	By:	/s/ HARRY N. PEFANIS Name: Harry N. Pefanis Title: President
Address for Notice:
333 Clay Street, Suite 1600 Houston, Texas 77002 Telecopy Number: (713) 646-4313

PLAINS MARKETING, L.P.
By: PLAINS MARKETING GP INC., its general partner
	By:	/s/ HARRY N. PEFANIS Name: Harry N. Pefanis Title: President and Chief Operating Officer
Address for Notice:
333 Clay Street, Suite 1600 Houston, Texas 77002 Telecopy Number: (713) 646-4313
PLAINS PIPELINE, L.P.
By: PLAINS MARKETING GP INC., its general partner
	By:	/s/ HARRY N. PEFANIS Name: Harry N. Pefanis Title: President and Chief Operating Officer
Address for Notice:
333 Clay Street, Suite 1600 Houston, Texas 77002 Telecopy Number: (713) 646-4313
PLAINS ALL AMERICAN GP LLC
By:	/s/ HARRY N. PEFANIS Name: Harry N. Pefanis Title: President and Chief Operating Officer
Address for Notice:
333 Clay Street, Suite 1600 Houston, Texas 77002 Telecopy Number: (713) 646-4313

QuickLinks

  EXHIBIT 10.3
TABLE OF CONTENTS
AMENDED AND RESTATED OMNIBUS AGREEMENT
ARTICLE I Definitions
ARTICLE II Business Opportunities
ARTICLE III Miscellaneous